Exhibit 99.1
TORONTO, September 24, 2007
CRUM & FORSTER PERSONNEL ANNOUNCEMENTS
Fairfax Financial Holdings Limited (TSX and NYSE: FFH) announces that effective January 1, 2008, Nikolas Antonopoulos will retire as President and CEO of Fairfax’s Crum & Forster Holdings subsidiary and as Chairman and CEO of the principal Crum & Forster (C&F) operating subsidiaries, pursuant to his contemplated plans. He will continue in a consulting role for Fairfax on strategic matters.
Douglas M. Libby, currently CEO of C&F’s Seneca Insurance Company subsidiary, will become President and CEO of C&F Holdings as well as Chairman and CEO of its operating subsidiaries.
Joseph F. Braunstein Jr., currently President of C&F’s operating subsidiaries other than Seneca, will assume the role of Vice Chairman of C&F Holdings in addition to becoming the Chief Operating Officer of C&F’s operating subsidiaries.
Prem Watsa, the CEO of Fairfax, commented as follows regarding these important changes for 2008: “Nick Antonopoulos has done an unparalleled job in completing the turnaround and reestablishing C&F as a vital, profitable and well capitalized national insurer, and we are fortunate that we will continue to have access to his talents in an active consultative capacity. Doug Libby has created a superb underwriting track record over 15 years while at Seneca, and we are confident that the team of Doug, Joe Braunstein and Mary Jane Robertson, who remains as CFO of C&F, can produce a comparable record at C&F. Joe Braunstein has played a vital role in leading the execution of the current strategies at C&F. He now assumes broader responsibilities in running the day-to-day operations of C&F in his capacity as COO, and will provide counsel as Vice Chairman of C&F Holdings.
Taken together, these changes should result in C&F continuing to maintain its disciplined performance, quality relationships with its producers and clients and financial strength.”
Fairfax Financial Holdings is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.
Founded in 1896, Crum & Forster is a national property and casualty insurance group providing, through its insurance companies, standard and specialty commercial insurance products including property, general liability, workers’ compensation, commercial automobile, umbrella, directors and officers liability, crime and fidelity, excess and surplus coverage and surety.

For further information contact: Greg Taylor, Chief Financial Officer, at (416) 367-4941
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946